Exhibit 10.1

TO: Perry A. Sook

FR: Compensation Committee of Nexstar Broadcasting Group, Inc.

RE: Addendum to Employment Agreement

DA: July 2, 2007

This memorandum will serve as an addendum to your Executive Employment Agreement with Nexstar Broadcasting Group, Inc. (the “Company”), dated as of January 5, 1998, and as amended on May 10, 2001, September 26, 2002 and August 25, 2003 (the “Agreement”).

The signatories hereto agree that Section 6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event of termination of Sook’s employment pursuant to paragraph 3(c), 3(e) or 3(f) hereof, the Company shall pay to Sook as soon as practicable following such termination that amount as shall be equal to the sum of (i) 200% of Sook’s Base Salary (as defined in the Agreement) as in effect of the date of termination and (ii) 200% of Sook’s target bonus for the fiscal year in which such termination occurs.”

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

All other terms and conditions of the Agreement will remain in full force and effect.

Please indicate your agreement with and acceptance of the terms and conditions of this addendum as of the date listed above by signing below.

Sincerely,

/s/ Jay Grossman
Jay Grossman
Chairman of the Compensation Committee

Agreed and Accepted:

/s/ Perry A. Sook
Perry A. Sook
President and Chief Executive Officer